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                                                                    Exhibit 99.1

LAS VEGAS, NV(April 18) Sierra Pacific Resources announced today the resignation of Malyn K. Malquist, who is leaving the company to pursue other business opportunities.

Malquist was the President and Chief Operating Officer for Sierra Pacific Resources and President of both Sierra Pacific Power Co. and Nevada Power Co. He joined Sierra Pacific Resources in 1994 as Senior Vice President and Chief Financial Officer.

The Resources Board expressed its appreciation to Malquist for his dedicated service during a time of great change in the electric utility business. Sierra Pacific Resources Chairman and CEO Michael R. Niggli said that effective immediately those officers previously reporting to Malquist would report directly to him. He added the company is looking at restructuring the organization and executive reporting responsibilities so that it can easily transition to a new, larger structure that incorporates the anticipated acquisition of Portland General Electric.

Sierra Pacific Resources announced in November 1999 that it had entered into a purchase and sale agreement for Enron's wholly owned electric utility subsidiary, Portland General Electric. The transaction is expected to close by the end of 2000.